                                                                 EXHIBIT (c)(3)

                                                                  EXECUTION COPY

                                SUPPORT AGREEMENT

            SUPPORT AGREEMENT (this "Agreement"), dated as of March 22, 1999, by and between VIVENDI, a societe anonyme organized under the laws of France ("Parent"), and each of the individuals and entities listed on Annex A hereto (individually or collectively, "Seller").

            WHEREAS, concurrently herewith, Parent, Eau Acquisition Corp. (the "Purchaser"), a Delaware corporation and a subsidiary of Parent, and United States Filter Corporation (the "Company"), a Delaware corporation, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement", which term shall not include any amendment to such Agreement which decreases the Offer Price or changes the form of consideration payable in the Offer, unless Seller consents to the inclusion of such amendment in such term). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement, pursuant to which the Purchaser agrees to make a tender offer (the "Offer") for all outstanding Shares of the Company, at $31.50 per Share (the "Offer Price") net to the seller in cash, to be followed by a merger (the "Merger") of the Purchaser with and into the Company;

            WHEREAS, as of the date hereof, Seller beneficially owns directly that number of Shares (the "Owned Shares") set forth opposite his name on Annex A hereto;

            WHEREAS, as a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and the Purchaser have required that Seller agree, and Seller hereby agrees, (i) if requested by Parent, to tender pursuant to the Offer the Owned Shares, together with any Shares acquired after the date hereof and prior to the termination of the Offer, whether upon the exercise of options, conversion of convertible securities or otherwise (collectively, the "Tender Shares") on the terms and subject to the conditions provided for in this Agreement and (ii) to enter into the other agreements set forth herein; and

            WHEREAS, as a condition to its willingness to enter into this Agreement, Seller has requested, and Parent has agreed, that Parent purchase or cause the Purchaser to purchase the Owned Shares in the event the Owned Shares are not purchased in the Offer;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

            1. Agreement to Tender and to Vote.

            1.1 Tender. Seller hereby agrees that if, but only if, it is so requested by Parent, it will validly tender (or cause the record owner of such shares to validly tender), pursuant to and in accordance with the terms of the Offer, as soon as practicable after such request but in no event later than the then scheduled expiration date of the Offer, the Tender Shares by physical delivery of the certificates therefor, and to not withdraw such Tender Shares, except following termination of the Offer pursuant to its terms. Seller hereby permits Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and

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schedules filed with the Securities and Exchange Commission) its identity and ownership of the Tender Shares and the nature of its commitments, arrangements and understandings under this Agreement.

            1.2 Voting. Seller hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, Seller shall (a) vote the Tender Shares in favor of the Merger;
(b) vote the Tender Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Tender Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Purchaser; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business. Seller hereby revokes any proxy previously granted by him with respect to the Tender Shares.

            1.3 Grant of Irrevocable Proxy; Appointment of Proxy.

            (i) Seller hereby irrevocably grants to, and appoints, Guillaume Hannezo and Eric Lecoys, or either of them, in their respective capacities as officers or directors of Parent, and any individual who shall hereafter succeed to any such office or directorship of Parent, and each of them individually, Seller's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Seller, to vote the Tender Shares in favor of the Merger and other transactions contemplated by the Merger Agreement, against any Acquisition Transaction and otherwise as contemplated by Section 1.2.

            (ii) Seller represents that any proxies heretofore given in respect of the Tender Shares are not irrevocable, and that any such proxies are hereby revoked.

            (iii) Seller understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Seller's execution and delivery of this Agreement. Seller hereby affirms that the irrevocable proxy set forth in this Section 1.3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Seller under this Agreement. Seller hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Seller hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of
Section 212(e) of the Delaware General Corporation Law.

            1.4 No Inconsistent Arrangements. Seller hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) except to Parent or the Purchaser, transfer (which term shall include, without limitation, any sale, gift,


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pledge or other disposition), or consent to any transfer of, any or all of the
Tender Shares or any interest therein, (ii) except with Parent, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Tender Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Tender Shares, (iv) deposit any Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Tender Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of Seller hereunder untrue or incorrect.

            1.5 No Solicitation. Seller hereby agrees that it shall not, and shall not permit or authorize any of its affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Parent, the Purchaser or any of their affiliates or representatives) concerning any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Seller will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. From and after the execution of this Agreement, Seller shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to an Acquisition Transaction. Seller shall promptly advise Parent in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Any action taken by the Company or any member of the Board of Directors of the Company including, if applicable, any representative of Seller acting in such capacity, in accordance with the proviso to the second sentence of Section 6.10(a) of the Merger Agreement shall be deemed not to violate this Section 1.5.

            1.6 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Seller hereby agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Seller shall promptly consult with Parent and provide any necessary information and material with respect to all filings made by Seller with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

            1.7 Waiver of Appraisal Rights. Seller hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

            1.8 Parent's Commitment to Purchase Owned Shares. Parent hereby agrees that, if (i) the Offer is terminated, abandoned or withdrawn by the Purchaser or (ii) the Offer is consummated and the Owned Shares are not purchased by the Purchaser pursuant to the Offer, then Parent will purchase or cause the Purchaser to purchase, the Owned Shares at a purchase price per share equal to the Offer Price (or such higher price as may be paid to tendering


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shareholders pursuant to the Offer), on the 5th Business Day after the date of such termination, abandonment, withdrawal or consummation of the Offer; provided that (x) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any equivalent foreign laws, required for the purchase of the Owned Shares upon such exercise shall have expired or been waived, (y) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the purchase of the Owned Shares pursuant to this Agreement and (z) Seller's representations and warranties herein shall be true in all material respects at such time.

            1.9 Reasonable Efforts. Parent agrees (a) to cause the Purchaser to institute the Offer as soon as reasonably practicable after execution of this Agreement and the Merger Agreement and ( b) to reasonably promptly file an application under the HSR Act and equivalent foreign laws to purchase the Owned Shares.

            2. Expiration. This Agreement and the parties' obligations hereunder shall terminate on the earlier of the payment for the Owned Shares pursuant to the Offer or pursuant to Section 1.8 and the 181st day after the termination of the Merger Agreement.

            3. Representation and Warranties. Seller hereby represents and warrants to Parent as follows:

                  (a) Title. Seller has good and valid title to the Owned
            Shares, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature, except the pledge of the Owned Shares to secure margin borrowings. Upon the purchase of the Tender Shares by Parent or the Purchaser, Seller will deliver good and valid title to the Tender Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature.

                  (b) Ownership of Shares. On the date hereof, the Owned Shares are owned of record or beneficially by Seller and, on the date hereof, the Owned Shares constitute all of the Shares owned of record or beneficially by Seller. Seller has sole voting power and sole power of disposition with respect to all of the Owned Shares, with no restrictions, subject to applicable federal securities laws, on Seller's rights of disposition pertaining thereto.

                  (c) Power; Binding Agreement. Seller has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

                  (d) No Conflicts. Other than in connection with or in
            compliance with the provisions of the Exchange Act and the HSR Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement. Subject to the release of the margin loan pledge at or prior to the


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            purchase of the Owned Shares, the execution, delivery and
            performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, encumbrance, pledge, charge or claim upon any of the properties or assets of Seller under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Seller is a party or by which its properties or assets are bound.

                  (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

                  (f) Information. Seller understands and acknowledges that
            Parent and the Purchaser have been conducting a due diligence investigation of the Company and may have information which is material regarding the Company and its financial performance and prospects and which is not publicly disclosed. Seller agrees that it shall not take any action against Parent or the Purchaser in respect of such information.

            4. Additional Shares. Seller hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired by Seller, if any, after the date hereof.

            5. Further Assurances. From time to time, at the Parent's request and without further consideration, Seller shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by Section 1 of this Agreement.

            6. Miscellaneous.

            6.1 Non-Survival. The representations and warranties made herein shall terminate upon Seller's sale of the Tender Shares to the Purchaser in the Offer or pursuant to Section 1.8, other than Seller's representations and warranties in Sections 3(a) and (b) which shall survive the sale of the Tender Shares and the termination of this Agreement following such sale.

            6.2 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.


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            6.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telegram, telex or telecopy or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

      If to Seller:

            c/o Ardon Moore
            Agent and Attorney-in-fact
            201 Main Street,
            Suite 3200
            Fort Worth, Texas 76102
            Fax: 817-

      copy to Seller's Counsel:

            Kelly, Hart & Hallman
            201 Main Street
            Suite 2500
            Forth Worth, Texas 76102
            Attention:  F. Richard Bernasek
            Fax: 817-878-9285

      If to Parent:

            VIVENDI
            42 Avenue de Friedland
            75380 Paris Cedex 08
            France
            Attention:  Guillaume Hannezo
            Fax:  (011) 331-7171-1415


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

      copy to:

                   Cabinet Bredin Prat
                   130 rue du Faubourg Saint Honore
                   75008
                   Paris
                   Attention:  Elena M. Baxter, Esq.
                   Fax: (011) 331-4359-7001

      and

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019
                   Attention:  Trevor S. Norwitz, Esq.
                   Fax: (212) 403-2000

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            6.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of Seller, Parent and the Purchaser irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

            6.6 Specific Performance. Each of Parent and Seller recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other to sustain damages for which it would not have an adequate remedy at law, and therefore each of Parent and Seller agrees that in the event of any such breach the other shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

            6.8 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.


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            6.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                             *        *        *


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
             IN WITNESS WHEREOF, Parent and Seller have caused this Agreement to be duly executed as of the day and year first above written.

                               VIVENDI

                           By:          /s/ Jean-Marie Messier
                               ---------------------------------------------
                               Name:   Jean-Marie Messier
                               Title:  Chairman and Chief Executive Officer

                           SELLERS

                                       /s/ Lee M. Bass*
                               ---------------------------------------------
                               Name:  Lee M. Bass

                                       /s/ John A. Cardwell*
                               ---------------------------------------------
                               Name:  John A. Cardwell

                                       /s/ Jeffrey L. Hart*
                               ---------------------------------------------
                               Name:  Jeffrey L. Hart

                                       /s/ Fine Line Inc.*
                               ---------------------------------------------
                               Name:  Fine Line Inc.

                                       /s/ William P. Hallman, Jr.*
                               ---------------------------------------------
                               Name:  William P. Hallman, Jr.

                                       /s/ Peter Sterling*
                               ---------------------------------------------
                               Name:  Peter Sterling

                                       /s/ Ardon E. Moore
                               ---------------------------------------------
                               Name:  Ardon E. Moore

                                       /s/ Jason M. Taylor Grantor Trust*
                               ---------------------------------------------
                               Name:  Jason M. Taylor Grantor Trust

                                       /s/ Rhonda Leigh Taylor Grantor Trust*
                               ---------------------------------------------
                               Name:  Rhonda Leigh Taylor Grantor Trust

                                       /s/ Agua Partners*
                               ---------------------------------------------
                               Name:  Agua Partners

                           * By:      /s/ Ardon E. Moore
                                 -------------------------------------------
                                     Ardon E. Moore, Agent
                                     and Attorney-in-Fact

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                                     ANNEX A

Seller                                        Shares Beneficially Owned
------                                        -------------------------
Lee M. Bass                                          4,857,277
John A. Cardwell                                       216,000
Jeffrey L. Hart                                         72,000
Fine Line Inc.                                       1,231,559
William P. Hallman, Jr                                  61,578
Peter Sterling                                          61,578
Ardon E. Moore                                         148,480
Jason M. Taylor Grantor Trust                           30,789
Ronda Leigh Taylor Grantor Trust                        30,789
Agua Partners                                        1,289,950